UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2005 (August 1, 2005)

PC CONNECTION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23827	02-0513618
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

730 Milford Road Merrimack, New Hampshire	03054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 603-683-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Effective August 1, 2005, PC Connection, Inc., a Delaware corporation (the “Company”), promoted Peter Cannone III to the position of Senior Vice President of Sales for the Company. Prior to his promotion, Mr. Cannone, age 39, served as President, PC Sales Corporation, a subsidiary of the Company, from 2004 to 2005 and as Vice President, Sales, for PC Sales Corporation from 2003 to 2004. Mr. Cannone was President, Asian Atlantic Industries, Inc. (AAI) from 2002 to 2003. Mr. Cannone was Senior Vice President, Sales, for PC Sales Corporation from 2001 to 2002 and Vice President, Server/Netcom, for PC Sales Corporation from 1999 to 2001.

Pursuant to the terms of his existing compensation arrangement with PC Sales Corporation, Mr. Cannone’s base salary is $300,000 and he is eligible for an annual bonus of up to $200,000 in the discretion of the Chief Executive Officer of the Company.

In the event Mr. Cannone is terminated for any reason other than cause, death, disability or change of control, he is entitled to receive severance in an amount equal to his base salary level for the earlier of six months or until he obtains subsequent employment. In the event of a change of control, and Mr. Cannone’s position is eliminated or he is not offered a comparable position, he is entitled to receive severance in an amount equal to his base salary level for the earlier of twelve months or until he obtains subsequent employment.

“Cause” is defined as, without limitation, failure to comply with rules, standards, or procedures promulgated by the Company, neglect of, or substandard performance of assigned responsibilities, breach of the terms of the covenant not to compete and disclose confidential information, falsification of records or documentation of the Company or any act of dishonesty or moral turpitude. For the avoidance of doubt, a reorganization or modification of Mr. Cannone’s duties does not constitute termination.

“Change of control” is defined as a change in the ownership of more than 50% of the Company’s common stock then outstanding.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PC Connection, Inc.

Date: August 2, 2005	By:	/s/ JACK FERGUSON
Jack Ferguson Treasurer and Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued by PC Connection, Inc. on August 1, 2005.